UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LinnCo, LLC

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LINNCO, LLC

600 Travis, Suite 5100

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 22, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders (the Annual Meeting) of LinnCo, LLC, a Delaware limited liability company (LinnCo), which will be held on Tuesday, April 22, 2014, at 11:30 a.m., Central Daylight Time, at the 601 Travis Auditorium, 601 Travis Street, Houston, Texas 77002.

The Annual Meeting will be held for the following purposes:

1.	To elect six directors to the Board of Directors of Linn Energy, LLC, a Delaware limited liability company (LINN), to serve until the 2015 annual meeting of unitholders of LINN;

2.	To ratify the appointment of KPMG LLP as independent public accountant of LINN for the fiscal year ending December 31, 2014;

3.	To provide a non-binding advisory vote approving LINN’s executive compensation program;

4.	To ratify the appointment of KPMG LLP as independent public accountant of LinnCo for the fiscal year ending December 31, 2014; and

5.	To transact such other business as may properly come before the Annual Meeting and any reconvened meeting following any adjournments or postponements of the meeting.

LINN has called an annual meeting of its unitholders (i) to elect its directors, (ii) to ratify the selection of KPMG LLP as its independent public accountant for 2014, and (iii) to provide a non-binding advisory vote approving its executive compensation program (collectively, the LINN Pass-Through Proposals). In accordance with Section 11.8(e) of the limited liability company agreement of LinnCo, the Board of Directors of LinnCo is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders the LINN Pass-Through Proposals at the Annual Meeting. In addition, LinnCo is required to provide to LinnCo’s shareholders any information related to the LINN Pass-Through Proposals that was provided to the LINN unitholders. The LINN Board of Directors has unanimously recommended that LINN unitholders vote in favor of the LINN Pass-Through Proposals to be voted on at the LINN annual meeting of unitholders.

Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement. Only shareholders of record at the close of business on March 3, 2014 are entitled to receive notice of and to vote at the Annual Meeting or any reconvened meeting following any adjournments or postponement thereof. A list of our shareholders will be available for examination at the Annual Meeting and at our Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Candice J. Wells Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 12, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS MEETING TO BE HELD ON APRIL 22, 2014

This Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

LINNCO, LLC

600 Travis, Suite 5100

Houston, Texas 77002

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on April 22, 2014

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of LinnCo, LLC (the LinnCo Board), for use at our 2014 Annual Meeting of Shareholders (the Annual Meeting) or at any reconvened meeting after any adjournments or postponements thereof and to submit the LINN Pass-Through Proposals (as defined below) to a vote as required by Section 11.8(e) of the limited liability company agreement, as amended, of LinnCo. The Annual Meeting will be held on April 22, 2014, at 11:30 a.m., Central Daylight Time, at the 601 Travis Auditorium, 601 Travis Street, Houston, Texas 77002. You can obtain directions to the Annual Meeting by calling our Investor Relations line at (281) 840-4110. Only holders of record of shares at the close of business on March 3, 2014 (the Record Date) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof, unless such adjournment or postponement is for more than 30 days, in which event we will set a new record date.

In the sections of this proxy statement entitled “Executive Compensation,” “Compensation Committee Report,” “2013 Summary Compensation Table,” “2013 Grants of Plan Based Awards,” “2013 Option Exercises and Units Vested,” “Pension Benefits,” “Non-Qualified Deferred Compensation” and “Potential Payments Upon Termination or Change of Control,” unless the context requires otherwise, the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries. In the other sections of this proxy statement, unless the context requires otherwise, the terms “LinnCo,” “the Company,” “our,” “we,” “us” and similar terms refer to LinnCo, LLC.

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the SEC), which allow us to deliver to our shareholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to our proxy materials and annual report.

Accordingly, on or about March 12, 2014, we will begin mailing to our shareholders of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability,” except for shareholders who have indicated their preference to receive a full, printed set of materials for future meetings, to whom we will begin mailing the requested printed materials on such date. The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2013 annual report to shareholders on the internet, and will provide instructions on submitting a proxy on the internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the internet at www.proxyvote.com our meeting notice, our proxy statement and our 2013 annual report to shareholders. In addition, we will also make available at www.proxyvote.com the LINN meeting notice, the LINN proxy statement and the LINN 2013 annual report to shareholders in order to comply with the provisions of Section 11.8(e) of LinnCo’s limited liability company agreement, as amended, related to the Pass-Through Proposals. Any shareholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com;

•	e-mail at sendmaterial@proxyvote.com; or

•	telephone at 1-800-579-1639.

Pursuant to the SEC’s rules, our 2013 annual report to shareholders, which includes our audited financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Proposals to be Voted On at Annual Meeting

At our 2014 Annual Meeting, we are asking our shareholders to consider and act upon proposals to ratify the appointment of KPMG LLP as our independent public accountant for the fiscal year ending December 31, 2014. In addition, LINN has called an annual meeting of its unitholders (i) to elect its directors, (ii) to ratify the selection of KPMG LLP as its independent public accountant for 2014, and (iii) to provide a non-binding advisory vote approving its executive compensation program (collectively, the LINN Pass-Through Proposals). In accordance with Section 11.8(e) of the limited liability company agreement of LinnCo (hereinafter, Section 11.8(e)), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders the LINN Pass-Through Proposals at the Annual Meeting. In addition, LinnCo is required to provide to LinnCo’s shareholders any information related to the LINN Pass-Through Proposals that was provided to the LINN unitholders. The LINN Board of Directors (the LINN Board) has unanimously recommended that LINN unitholders vote in favor of the LINN Pass-Through Proposals to be voted on at the LINN annual meeting of unitholders.

Quorum Required

The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding shares is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes, abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) will count as present for purposes of establishing a quorum on the proposals.

How to Vote

If you are a holder of our shares, you are entitled to one vote at the meeting for each share that you held as of the Record Date for each proposal and LINN director nominee. If you do not wish to vote for a particular LINN director nominee, you must clearly identify such nominee on your proxy card. Votes withheld will have the same effect as not voting. A plurality of the votes cast by holders of the LINN units present in person or represented by proxy at the meeting and entitled to vote on the election of LINN directors is required to elect each nominee for director of LINN and we will vote our LINN units in accordance with Section 11.8(e). If shares are held in “street name” (in the name of a broker or by a bank or other nominee) and the broker, bank or other nominee is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of LINN directors and advisory votes on LINN executive compensation. Abstentions and broker non-votes, if any, though counted for purposes of determining a quorum, will not be included in the vote totals and therefore will not have any effect on any proposal. For matters other than the election of directors of LINN, approval will be determined by a majority of those votes cast affirmatively or negatively by members holding outstanding shares or units, as applicable, and entitled to vote on the matter.

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your shares are held in “street name,” you are considered the beneficial owner of these shares and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the shareholder of record, you may not vote these shares in person at the Annual

Meeting unless you obtain a legal proxy from your brokerage firm. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

All shares represented by valid proxies that LinnCo receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted:

1.	“FOR” the election of each of the six nominees for the LINN Board of Directors;

2.	“FOR” the ratification of the selection of KPMG LLP as independent public accountant for LINN for 2014;

3.	“FOR” the adoption of the resolution approving the compensation of LINN’s Named Officers (as defined below); and

4.	“FOR” the ratification of the selection of KPMG LLP as independent public accountant for LinnCo for 2014.

Outstanding Shares Held on Record Date

As of the Record Date, there were 128,503,236 outstanding shares entitled to vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF LINN’S DIRECTORS

Members of the LINN Board are elected each year at the LINN annual meeting of unitholders. Six of LINN Board’s current members have been nominated to stand for re-election at LINN’s annual meeting of unitholders. Each of the nominees is currently a director of LINN and was previously elected by the shareholders at the 2013 LINN annual meeting of unitholders, except for Mr. Stephen J. Hadden, who was appointed by the LINN Board following the closing of LINN’s acquisition of Berry Petroleum Company (Berry). Mr. George A. Alcorn has elected to retire from the LINN Board and will not be standing for re-election at LINN’s annual meeting of unitholders. The LINN Board extends gratitude to Mr. Alcorn for eight years of service. As a result of Mr. Alcorn’s retirement, the LINN Board has elected to reduce the size of the LINN Board to six.

LINN encourages its director nominees to attend its annual meetings of unitholders to provide an opportunity for unitholders to communicate directly with directors about issues affecting LINN. LINN anticipates that all director nominees will attend LINN’s annual meeting of unitholders. In 2013, other than Messrs. Linn and Hadden (who was not a director at the time), all the current directors of LINN attended the annual meeting of unitholders.

In accordance with Section 11.8(e), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders this proposal to instruct us on how to vote our LINN units to elect six directors to the LINN Board to serve until its 2015 annual meeting of unitholders. In addition, LinnCo is required to provide to LinnCo’s shareholders any information related to the LINN Pass-Through Proposals that was provided to the LINN unitholders. Each of the nominees has consented to being named in this proxy statement and to serve as a director of LINN if so elected. Each nominee who is elected to the LINN Board will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by the LinnCo Board, intend to vote FOR the election of each of the director nominees of LINN unless otherwise instructed by a shareholder in a proxy card. If any of these nominees becomes unable for any reason to stand for election as a director of LINN, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the LINN Board may recommend and propose to replace such nominee or nominees, or the size of the LINN Board may be reduced accordingly; however, the LINN Board is not aware of any circumstances likely to render any nominee unavailable.

Information concerning the six director nominees to the LINN Board is set forth below. Please review the LINN proxy statement and the LINN 2013 annual report for further information related to the election of the six director nominees to the LINN Board.

LINN Director Nominees

Name	Age	Position with Our Company	Director Since
Mark E. Ellis	57	Chairman, President and Chief Executive Officer	2010
David D. Dunlap	52	Independent Director	2012
Stephen J. Hadden	58	Independent Director	2013
Michael C. Linn	62	Founder and Director	2003
Joseph P. McCoy	62	Independent Director	2007
Jeffrey C. Swoveland	58	Independent Director	2006

Mark E. Ellis is the Chairman, President and Chief Executive Officer of LINN and has served in such capacity since December 2011 and has been the Chairman, President and Chief Executive Officer of LinnCo since April 2012. He previously served as President, Chief Executive Officer and Director of LINN from January 2010 to December 2011. From December 2007 to January 2010, Mr. Ellis served as President and Chief

Operating Officer of LINN. Mr. Ellis is a member of the National Petroleum Council and the Society of Petroleum Engineers. Mr. Ellis serves on the boards of the Independent Petroleum Association of America (the IPAA), American Exploration & Production Council, Houston Museum of Natural Science, The Center for the Performing Arts at The Woodlands, and the Industry Board of Petroleum Engineering at Texas A&M University. In addition, Mr. Ellis is Chairman of the Board for The Center for Hearing and Speech, and holds a position as trustee on the Texas A&M University 12th Man Foundation Board of Trustees. Mr. Ellis is a past board member of the New Mexico Oil & Gas Association and previously served on the Board of Governors of the Canadian Association of Petroleum Producers.

David D. Dunlap was appointed to the LINN Board in May 2012. Mr. Dunlap is an independent director. Mr. Dunlap also served on the LinnCo Board from May 2012 until February 2013. Mr. Dunlap serves on LINN’s Audit, Compensation, Nominating and Governance and Conflicts Committees. Mr. Dunlap is President and Chief Executive Officer and director of Superior Energy Services, Inc. (Superior) positions that he has held since April 2010. Prior to joining Superior, Mr. Dunlap was Executive Vice President and Chief Operating Officer for BJ Services Company (BJ Services). During a twenty-five year career with BJ Services, he served in a variety of engineering, operations, and management positions including President of BJ Services’ International Division and Vice President of Division Sales. Mr. Dunlap is a member of the board of directors of the Texas A&M University Petroleum Engineering Industry Board, The John Cooper School Board of Trustees, the Board of Directors of The Cynthia Woods Mitchell Pavilion, and the Woodlands Children’s Museum Board of Directors.

Stephen J. Hadden joined the LINN Board and the LinnCo Board in December 2013. Mr. Hadden is an independent director. Previously, Mr. Hadden was a director with Berry from February 2011 until its acquisition by LINN and served on its audit and corporate governance and nominating committees. Mr. Hadden has over 30 years of experience in the oil and gas industry, having served in various management roles for Texaco Inc. (now Chevron Corporation). More recently, Mr. Hadden was Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation from July 2004 until March 2009 and served on the following entities: the advisory board of the Society of Petroleum Engineers, the upstream committee of the American Petroleum Institute, the Allied Arts Board and the Oklahoma City Petroleum Club Board.

Michael C. Linn is our Founder and a director of LINN and has served in that capacity since December 2011 and a director of LinnCo since April 2012. Prior to that, he was Executive Chairman of the Board since January 2010. He served as Chairman and Chief Executive Officer from December 2007 to January 2010; Chairman, President and Chief Executive Officer from June 2006 to December 2007; and President, Chief Executive Officer and Director of LINN from March 2003 to June 2006. Following his retirement as an officer of LINN, Mr. Linn formed MCL Ventures LLC, a private investment vehicle that will focus on purchasing oil and gas royalty as well as non-operated interests in oil and gas wells, subject to the non-competition provisions in his retirement agreement with LINN. Mr. Linn also serves on the board of directors of, and is chairman of the risk committee for, Nabors Industries, Ltd, the board of directors for Black Stone Minerals Company, and the board of directors of Western Refining Logistics GP, LLC, and is non-executive director of Centrica plc and senior advisor for Quantum Energy Partners, LLC. Mr. Linn was a lecturer at the C.T. Bauer College of Business at the University of Houston. Mr. Linn currently serves on: the National Petroleum Council and IPAA – past chairman and board member. He previously served on the following: Natural Gas Supply Association – director; National Gas Council – chairman and director; Independent Oil and Gas Associations of New York, Pennsylvania and West Virginia – chairman and president of each. He was named the 2011 IPAA Chief Roughneck of the Year, inducted into the All American Wildcatters, and received The Woodrow Wilson Award for Public Service. Mr. Linn also serves on the following: Texas Children’s Hospital – executive committee, board of trustees, chairman of compensation committee and member of finance committee; M.D. Anderson – board of visitors; Houston Children’s Charity – advisory board; Museum of Fine Arts Houston – board of trustees, long-range planning committee, finance committee and American Painting and Sculpture subcommittee; Houston Police Foundation – board of directors; and Villanova University – Dean’s Advisory Council for College of Liberal Arts and Science.

Joseph P. McCoy was appointed to the LINN Board in September 2007 and the LinnCo Board in April 2012. Mr. McCoy is an independent director and serves as Chairman of LINN’s and LinnCo’s Audit Committee and is a member of LINN’s Compensation and Nominating and Governance Committees. Mr. McCoy served as Senior Vice President and Chief Financial Officer of Burlington Resources Inc. from 2005 until 2006 and Vice President and Controller (Chief Accounting Officer) of Burlington Resources Inc. from 2001 until 2005. Prior to joining Burlington Resources Inc., Mr. McCoy spent 27 years with Atlantic Richfield and affiliates in a variety of financial positions. Mr. McCoy joined the board of directors of Global Geophysical Services, Inc., where he also serves as chairman of its audit committee, and Scientific Drilling International, Inc. during 2011 and served as a member of the board of directors of Rancher Energy, Inc. and BPI Energy Corp. from 2007 to 2009. Since 2006, other than his service on the Board and the other boards identified above, Mr. McCoy has been retired.

Jeffrey C. Swoveland was appointed to the LINN Board in January 2006. Mr. Swoveland is an independent director. Mr. Swoveland also served on the LinnCo Board from April 2012 until February 2013. Mr. Swoveland is the Chairman of LINN’s Compensation Committee and serves on LINN’s Audit, Nominating and Governance and Conflicts Committees. Since June 2009, Mr. Swoveland has served as the Chief Executive Officer of ReGear Life Sciences (formerly known as Coventina Healthcare Enterprises), a medical device company that develops and markets products which reduce pain and increase the rate of healing through therapeutic, deep tissue heating. From May 2006 to June 2009, Mr. Swoveland served as Chief Operating Officer of ReGear Life Sciences. From 2000 to 2006, he served as Chief Financial Officer of BodyMedia, a life-science and bioinformatics company. From 1994 to 2000, he served as Director of Finance, Vice President Finance & Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., a diversified natural gas company. Mr. Swoveland is also chairman of the board of directors of PDC Energy, Inc.

Qualifications of Director Nominees

In making its recommendation to nominate the current directors for re-election, the Nominating and Governance Committee of the LINN Board (the LINN Nominating Committee) determined that each of Mark E. Ellis, David D. Dunlap, Stephen J. Hadden, Michael C. Linn, Joseph P. McCoy and Jeffrey C. Swoveland, possess the following qualifications:

1.	personal and professional integrity and high ethical standards;

2.	good business judgment;

3.	an excellent reputation in the industry in which the nominee or director is or has been primarily employed;

4.	a sophisticated understanding of our business or similar businesses;

5.	curiosity and a willingness to ask probing questions of management;

6.	the ability and willingness to work cooperatively with other members of the LINN Board and with LINN’s Chairman, President and Chief Executive Officer and LINN’s other members of senior management; and

7.	the ability and willingness to support LINN with his preparation for, attendance at and participation in LINN Board meetings.

The LINN Nominating Committee further found that each of the nominees possesses the following experience, qualifications, attributes and skills that, combined with those qualifications identified above, led the LINN Nominating Committee to conclude that such nominee should serve as a member of the LINN Board:

1.	Mark E. Ellis

•	As current President and CEO of LINN, is well suited to inform the LINN Board of significant strategic matters and to lead the LINN Board as Chairman.

•	Brings significant experience in the oil and natural gas industry, including membership in the National Petroleum Council (the NPC) and the Society of Petroleum Engineers.

•	As an engineer, brings technical expertise.

2.	David D. Dunlap

•	As current President, CEO and director of Superior, brings significant knowledge of public company governance and process.

•	Brings significant experience in the oil and gas industry, including current position at Superior and prior service as Executive Vice President and Chief Operating Officer for BJ Services.

•	Brings over 25 years of experience in the well services business.

3.	Stephen J. Hadden

•	As former Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation, brings significant knowledge of the business of LINN.

•	Brings significant experience in the oil and gas industry, including 30 years prior service with Texaco Inc. and Devon Energy Corporation.

•	As a former board member and member of the audit and corporate governance and nominating committees of Berry, brings experience serving on public company boards.

4.	Michael C. Linn:

•	As founder of LINN, brings historical knowledge and strategic experience and is well suited to serve as a link between the LINN Board and management.

•	Brings significant experience in the oil and gas industry, including service on the NPC and as past chairman and current board member of the IPAA.

•	As an attorney, brings legal expertise.

5.	Joseph P. McCoy

•	As former Chief Financial Officer of Burlington Resources Inc., brings significant knowledge of the business of LINN.

•	As former director of Rancher Energy, Inc. and BPI Energy Corp. and current director of Global Geophysical Services, Inc., brings experience serving on public company boards.

•	As former Chief Financial Officer and Chief Accounting Officer of Burlington Resources Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

6.	Jeffrey C. Swoveland

•	As former Vice President Finance and Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

•	Brings expertise and experience in banking, including credit/financial analysis.

•	As chairman and former chair of the audit and compensation committees of PDC Energy, Inc., brings experience serving on public company boards and as compensation committee chair.

Required Vote

LINN’s limited liability company agreement provides for “plurality voting” in the election of directors, and directors will be elected by a plurality of the votes cast for a particular position. Each outstanding unit, including our units, shall be entitled to one vote on all matters submitted to members for approval and in the election of directors.

With respect to the LINN annual meeting of unitholders, there are six nominees and six available board seats. Each properly executed proxy received in time for the LINN annual meeting of unitholders will be voted as specified therein. The six nominees receiving the most votes cast at the LINN annual meeting of unitholders will be elected to the LINN Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR OF LINN.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT OF LINN

The Audit Committee of the LINN Board (the LINN Audit Committee) has selected KPMG LLP to continue as LINN’s independent public accountant for 2014. KPMG LLP has served as LINN’s independent public accountant since 2005. The LINN Audit Committee has determined to submit KPMG LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of KPMG LLP as LINN’s independent public accountant is not required by LINN’s limited liability company agreement or otherwise. LINN is submitting the selection of KPMG LLP to unitholders for ratification as a matter of good corporate practice. If this selection of independent public accountant is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the LINN annual meeting of unitholders, the LINN Audit Committee will reconsider its selection of independent public accountant. LINN has been advised that no member of KPMG LLP has any direct or material indirect financial interest in LINN or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee of LINN. A representative of KPMG LLP will attend the LINN annual meeting of unitholders. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

In accordance with Section 11.8(e), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders this proposal at the Annual Meeting to instruct us on how to vote on such proposal. Please review the LINN proxy statement and the LINN 2013 annual report for more information.

Audit Fees

The fees for professional services rendered by KPMG LLP for the audit of LINN’s annual consolidated financial statements for each of the fiscal years ended December 31, 2012 and 2013, and the reviews of the financial statements included in any of LINN’s Quarterly Reports on Forms 10-Q for each of those fiscal years were approximately $1,350,000 and $1,700,000, respectively. In addition, in connection with LINN’s acquisition of Berry, LINN expects to incur audit fees of $425,000-$475,000 to KPMG LLP for the audit of Berry’s financial statements as of December 31, 2013, and for the period from December 17, 2013, to December 31, 2013, which fees have not been billed as of the date of this filing.

Audit-Related Fees

KPMG LLP also received fees for services in connection with LINN’s senior notes offerings and equity offerings in 2012 and 2013. These fees totaled approximately $730,000 and $225,000 for the years ended December 31, 2012 and 2013, respectively.

Tax Fees

LINN incurred no fees for the year ended December 31, 2012 for tax-related services provided by KPMG LLP. KPMG LLP received fees for services related to a transfer pricing project totaling approximately $40,000 for the year ended December 31, 2013.

All Other Fees

LINN incurred no other fees for the years ended December 31, 2012 and 2013 for any other services provided by KPMG LLP.

Audit Committee Approval of Audit and Non-Audit Services

The LINN Audit Committee pre-approves all audit and non-audit services to be provided to LINN by LINN’s independent public accountant in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the LINN Audit Committee for pre-approval. All of the services covered under the caption “Audit-Related Fees” were approved by the LINN Audit Committee and none were provided under the de minimis exception of Section 10A of the Exchange Act.

Required Vote

Under LINN’s limited liability company agreement, unitholder ratification of KPMG LLP as LINN’s independent public accountant for 2014 is not required. However, in the event LINN elects to submit such ratification for unitholder approval, as LINN has done, this approval would require the affirmative vote of a majority of the votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS LINN’S INDEPENDENT PUBLIC ACCOUNTANT FOR 2014.

In the event of a negative vote on such ratification, the LINN Audit Committee will reconsider its selection. Even if the selection is ratified, the LINN Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the LINN Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON

LINN’S EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and SEC rules, LINN is providing its unitholders, including LinnCo, with an opportunity to vote on a non-binding, advisory resolution regarding the compensation of LINN’s Named Officers (as reported under “LINN Summary Compensation Table” below). In accordance with Section 11.8(e), the LinnCo Board is required to call an annual or special meeting for the purpose of submitting to a vote of the LinnCo common shareholders any matters submitted to LINN unitholders for a vote, to determine how LinnCo will vote its LINN units on such proposals. As a result, LinnCo is submitting to a vote of its common shareholders this proposal at the Annual Meeting to instruct us on how to vote on such proposal. Please review the LINN proxy statement and the LINN 2013 annual report for more information.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the LINN Board (the LINN Compensation Committee) has structured LINN’s executive compensation program to achieve the following key objectives:

•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is supported by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of LINN’s executive officers to LINN and to LINN’s unitholders’ long-term interests.

Please read the “Compensation Discussion and Analysis” section beginning on page 15 of this proxy statement for a detailed discussion of LINN’s executive compensation program and how it operates and is designed to achieve LINN’s compensation objectives, as well as the “LINN Summary Compensation Table” and other related compensation tables and narrative, appearing on pages 29 through 39, which provide detailed information on the compensation of LINN’s Named Officers. The LINN Compensation Committee and the LINN Board believe that LINN’s compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of LINN’s unitholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, this advisory vote, commonly known as “say-on-pay,” gives us as a unitholder the opportunity to express or withhold approval of the compensation LINN pays its Named Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to LINN’s Named Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

LINN and the LINN Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined there. Because this vote is advisory, it will not be binding on LINN; however, the LINN Compensation Committee will take into account the outcome of the vote as one factor when considering future executive compensation arrangements.

The LINN Board has adopted a policy providing for a triennial “say-on-pay” advisory vote. Unless the LINN Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote and the next vote on the frequency of “say-on-pay” proposal votes will occur in 2017.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF LINN’S NAMED OFFICERS. Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

MANAGEMENT

LINN owns LinnCo’s sole voting share and is entitled to elect the entire LinnCo’s Board.

All of LinnCo’s officers are also officers of LINN. Five of the directors of LINN serve on the LinnCo Board. As of the date of this proxy statement, the LinnCo Board consists of Mark E. Ellis, George A. Alcorn, Terrence S. Jacobs, Stephen J. Hadden, Michael C. Linn, Joseph P. McCoy and Linda M. Stephens. LinnCo’s common shareholders are able to indirectly vote on matters on which LINN unitholders are entitled to vote. LinnCo’s shareholders are not entitled to vote to elect LinnCo’s directors. Under the NASDAQ’s listing rules, LinnCo is considered a “controlled company” such that the LinnCo Board is exempt from the requirement that it have a majority of independent directors meeting the NASDAQ’s independence standards. In addition, because it relies on the “controlled company” exemption, LinnCo does not have a compensation committee or a nominating and corporate governance committee. LinnCo is, however, required to have an audit committee of the board of directors composed entirely of independent directors. The LinnCo Board is composed of six directors, including four independent directors constituting the LinnCo audit committee.

The following table sets forth specific information for LinnCo’s directors. All of LinnCo’s directors are elected annually by, and may be removed by, LINN as the owner of LinnCo’s sole voting share.

Name	Age	Position with LinnCo
Mark E. Ellis	57	Chairman, President and Chief Executive Officer; Director
George A. Alcorn	81	Independent Director
Stephen J. Hadden	58	Independent Director
Terrence S. Jacobs	70	Independent Director
Michael C. Linn	62	Director
Joseph P. McCoy	62	Independent Director
Linda M. Stephens	64	Independent Director

The biographies of Messrs. Ellis, Alcorn, Hadden, Linn and McCoy are stated above in “Proposal One: Election of LINN’s Directors.”

Terrence S. Jacobs was appointed to the LinnCo Board of Directors in May 2012. Mr. Jacobs is an independent director, is the LinnCo lead director, and serves on the LinnCo Audit Committee and the LinnCo Conflicts Committee. Prior to his resignation in October 2012, Mr. Jacobs served on the Linn Energy board of directors since January 2006. Since 1995, Mr. Jacobs has served as Chairman, President and CEO of Penneco Oil Company, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Pennsylvania, West Virginia, Illinois and Wyoming. Mr. Jacobs currently serves on the boards of directors of Penneco Oil Company and affiliates, CMS Mid-Atlantic, Inc., the Pennsylvania Independent Oil and Gas Association and Duquesne University. Mr. Jacobs served as President of the Independent Oil and Gas Association of Pennsylvania from 1999 to 2001 and from 2003 to 2005 and has served as a director of the IPAA for the states of Delaware, Maryland, Pennsylvania and New York – West from 2000-2006. From 2006 to 2013, he was Chairman of the IPAA Tax Committee. He is a member of the National Petroleum Council. Mr. Jacobs was licensed to practice as a Certified Public Accountant, in Pennsylvania, from 1968 to 2013.

Linda M. Stephens was appointed to the LinnCo Board in February 2013. Ms. Stephens is an independent director and serves on LinnCo’s Audit Committee and Conflicts Committee. Ms. Stephens served on the LINN Board for the month of February 2013. From August 1989 to April 2009, Ms. Stephens held various positions with Royal Bank of Canada/RBC Capital Markets culminating with her position as Managing Director, Head U.S. Energy, Corporate Banking. Since 2009, Ms. Stephens has been retired.

CORPORATE GOVERNANCE

Director Independence

Under NASDAQ’s listing rules, LinnCo is considered a “controlled company” such that the LinnCo Board is exempt from the requirement that it have a majority of independent directors meeting the NASDAQ’s independence standards. LinnCo is, however, required to have an audit committee of the board of directors composed entirely of independent directors. The LinnCo Audit Committee is currently comprised of four directors: Mr. McCoy (Chairman), Mr. Alcorn, Mr. Jacobs and Ms. Stephens. Each member of the LinnCo Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules.

Governance Guidelines and Codes of Ethics

The LinnCo Board has adopted the Corporate Governance Guidelines applicable to LINN to assist it in the exercise of its responsibility to provide effective governance over LinnCo’s affairs for the benefit of its shareholders. In addition, LinnCo has adopted LINN’s Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all LinnCo employees, as well as LinnCo’s directors. LinnCo has also adopted LINN’s code of ethics which applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller. All of these documents are available on LinnCo’s website, www.linnco.com, and will be provided free of charge to any shareholder requesting a copy by writing to LinnCo’s Corporate Secretary, LinnCo, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. If any substantive amendments are made to the Code of Ethics for LinnCo’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller or if LinnCo grants any waiver, including any implicit waiver, from a provision of such code, LinnCo will disclose the nature of such amendment or waiver within four business days on its website. The information on LinnCo’s website is not, and shall not be deemed to be, a part of this proxy statement.

The LinnCo Board has a standing audit committee. The LinnCo Audit Committee assists the LinnCo Board in its general oversight of its financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of LinnCo’s independent public accountant. During 2013, the LinnCo Audit Committee held four meetings. The LinnCo Audit Committee is currently comprised of five directors: Mr. McCoy (Chairman), Mr. Alcorn (who is not standing for re-election in 2014), Mr. Hadden, Mr. Jacobs and Ms. Stephens. Each member of the LinnCo Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules, and is financially literate. Mr. McCoy has been designated the “audit committee financial expert.” Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McCoy’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. McCoy any duties, obligations or liability that are greater than are generally imposed on him as a member of the LinnCo Audit Committee and the LinnCo Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the LinnCo Audit Committee or the LinnCo Board.

LinnCo’s Audit Committee also annually reviews related party transactions and other specific matters that the LinnCo’s Board believes may involve conflicts of interest. The LinnCo Audit Committee determines if the related party transaction or resolution of the conflict of interest is in the best interest of LinnCo. In accordance with LinnCo’s limited liability company agreement, any conflict of interest matters approved by the LinnCo Audit Committee will be conclusively deemed to be fair and reasonable to LinnCo and approved by all of its shareholders. The report of our Audit Committee appears under the heading “Report of the Audit Committee” on page 13 of this Proxy Statement.

The LinnCo Board has adopted a written charter for the LinnCo Audit Committee, which sets forth the LinnCo Audit Committee’s purposes, responsibilities and authority. The LinnCo Audit Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications. This committee charter is available on LinnCo’s website at www.linnco.com. You may also contact Candice Wells,

LinnCo’s Corporate Secretary at LinnCo, LLC, 600 Travis, Suite 5100, Houston, Texas 77002, to request a paper copy free of charge.

LinnCo’s Executive Compensation

LinnCo’s executive officers are also executive officers of, or employed directly by, LINN. LINN makes compensation decisions for, and pays compensation directly to, such individuals, and they do not receive additional compensation from LinnCo. As such, LinnCo has not paid or accrued any obligations with respect to compensation or benefits for its executive officers or employees. LinnCo does not expect to pay any salaries, bonuses or equity awards to such executive officers or employees.

Report of the Audit Committee

The LinnCo Audit Committee oversees our financial reporting process on behalf of the LinnCo Board. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2013, the Audit Committee reviewed and discussed the financial statements of LinnCo, LLC and the quality of financial reporting with management and the independent public accountant. It also discussed with the independent public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The LinnCo Audit Committee also discussed with the independent public accountant its independence from LinnCo, LLC and received from the independent public accountant the written disclosures and the letter from the independent public accountant complying with the applicable requirements of the PCAOB regarding the independent public accountant’s communications with the LinnCo Audit Committee concerning independence. The LinnCo Audit Committee determined that the non-audit services provided to LinnCo, LLC by the independent public accountant (discussed below under “Proposal Four: Ratification of Independent Public Accountant”) are compatible with maintaining the independence of the independent public accountant.

Based on the reviews and discussions described above, the LinnCo Audit Committee recommended to the LinnCo Board that the financial statements of LinnCo, LLC be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted By:

Audit Committee

Joseph P. McCoy, Chair

George A. Alcorn

Terrence S. Jacobs

Linda M. Stephens

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

LINN EXECUTIVE COMPENSATION

In this section, the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries. Additionally, in this section, references to “the Compensation Committee” and “the Committee” and similar terms refer to the LINN Compensation Committee.

2013 Highlights and Executive Summary

Pay for performance is a fundamental tenet of our compensation philosophy. We believe that sustainable performance is what ultimately drives unitholder value and that designing a compensation plan that closely aligns the interests of Named Officers (defined below) and unitholders is critical. As a result, a substantial portion of our Named Officers’ total compensation is tied to our performance and delivered as incentive compensation, with a relatively small portion of the total delivered as fixed base salary. We deliver incentive compensation through our cash based Employee Incentive Compensation Program (EICP) and our equity based Long Term Incentive Plan (LTIP), both of which are explained further in “Compensation Discussion and Analysis – 2013 Executive Compensation Components” beginning on page 19.

The Committee, with the assistance of the Company’s management and the Committee’s independent consultant, oversees, approves and assesses the effectiveness of our compensation program in relation to our compensation philosophy and the market for executive talent. The table below describes each of the elements of our executive compensation program and its link to our compensation objectives.

Compensation Element	Attract and retain talented executives	Alignment with unitholder interests	Provide total compensation tied to individual performance	Provide performance based compensation that is balanced between short and long term results	Encourage long term commitment to us and our unitholders long term interests
Base Salary	Ö		Ö
Employee Incentive Compensation Program (EICP)	Ö	Ö		Ö
Long Term Incentive Plan (LTIP)	Ö	Ö	Ö	Ö	Ö
Benefits, Perquisites and other Compensation (including severance and change in control arrangements)	Ö

As discussed in more detail below in “Compensation Discussion and Analysis – Our Executive Compensation Program” beginning on page 18, the Compensation Committee believes in setting challenging annual goals that focus our Named Officers on the measures of company performance that create short and long term value for you as a unitholder.

In 2013, we met many of our annual goals and faced some significant challenges. The following are highlights:

•	We acquired approximately $5.2 billion in low decline mature assets with an excellent development inventory to our properties, including the acquisition of Berry, which resulted in a 30% growth in production volumes over our production volumes prior to the acquisition;

•	We successfully utilized LinnCo, LLC as an acquisition vehicle with the closing of the Berry acquisition in December 2013, improving our debt metrics and contributing to ratings upgrades by both Moody’s and S&P and positioning us as the only one of our peers currently able to execute this type of transaction;

•	We increased average daily production by approximately 23% year over year from 2012, from 671 MMcfe/d to 822 MMcfe/d in 2013;

•	We executed a $1.1 billion capital program resulting in approximately 10% organic growth in 2013; and

•	We grew enterprise value to $19+ billion, making us the 8th largest master limited partnership/LLC and the 12th largest independent exploration and production company in the U.S.

The Committee’s primary compensation considerations for 2013 were as follows:

•	Our performance described above demonstrated continued successful growth for our Company despite an extremely challenging year;

•	We met many of our goals and expectations for the year but fell short of our quantitative volume targets;

•	While our unit price rebounded from its lows during the year, we did not generate a positive unitholder return in 2013;

•	The Committee considered our overall performance versus our goals in 2013 relative to our overall performance versus our goals in 2012 and approved EICP awards equal to 95% of target in 2013 versus 185% of target awarded in 2012;

•	The Committee intends to continue and improve its performance-oriented pay philosophy to reflect demonstrated performance in both EICP and LTIP awards, including through the grants of performance units in January 2014, as described below in “Compensation Discussion and Analysis – 2013 Executive Compensation Components” beginning on page 19.

Compensation Discussion and Analysis

We use traditional compensation elements of base salary, annual cash incentives, long-term equity based incentives, and employee benefits to deliver competitive compensation. Our executive compensation programs are administered by an independent compensation committee, with assistance from an independent consultant. We generally target the median of our peer group for total compensation, while providing the Named Officers with an opportunity to earn higher levels of incentive pay based on company performance. Our “Named Officers” for 2013 discussed below are Mark E. Ellis, our Chairman, President and Chief Executive Officer (CEO), Kolja Rockov, our Executive Vice President and Chief Financial Officer, Arden L. Walker, Jr., our Executive Vice President and Chief Operating Officer, David B. Rottino, our Senior Vice President of Finance, Business Development and Chief Accounting Officer (now Executive Vice President, Business Development and Chief Accounting Officer) and Charlene A. Ripley, our former Senior Vice President and General Counsel.

This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation philosophy and policies regarding executive compensation; and

•	our compensation decisions with respect to our Named Officers.

The Compensation Committee

The Compensation Committee of the LINN Board has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The fundamental responsibilities of the Committee are to: (i) establish the goals, objectives and policies relevant to the compensation of our senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) approve and administer our incentive compensation plans, (iii) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and our performance, and (iv) review our disclosure relating to compensation. The Committee also has responsibility for evaluating compensation paid to our non-employee directors.

The Compensation Setting Process

Compensation Committee Meetings. Our Compensation Committee holds regular quarterly meetings each year, which coincide with quarterly LINN Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our Corporate Secretary to establish each meeting agenda.

At the regular first quarter meeting, the Committee:

•	considers and approves changes in base salary and EICP targets for the upcoming year;

•	reviews actual results compared to the pre-established performance measures for the previous year to determine 1) annual cash incentive awards for our executive officers under our EICP and 2) the Company score used to determine the Company portion of cash bonuses for our employees;

•	grants equity awards under our LTIP based on past Company performance and forward looking retention and establishes performance metrics for our performance based LTIP awards;

•	approves the performance measures under our EICP for the upcoming year, which may include both quantitative financial and operational measures and qualitative performance measures intended to focus on and reward activities that create unitholder value;

•	evaluates the compensation paid to our independent directors and, to the extent it deems appropriate, approves any adjustments; and

•	evaluates and reviews the summary results of the LINN Board’s written evaluations of our Chief Executive Officer, as well as the Chief Executive Officer’s self-evaluation.

The Committee receives updates periodically on our progress toward the goals set at the beginning of the year. At a special meeting of the Committee held in October, the Committee reviews and discusses a compensation analysis prepared by its independent compensation consultant (please see “Role of Compensation Consultant” below) and considers compensation for the succeeding calendar year.

The Committee meets in executive session to consider appropriate compensation for our Chairman, President and Chief Executive Officer. With respect to compensation for all other Named Officers, the Committee generally meets with our Chairman, President and Chief Executive Officer outside the presence of all our other executive officers. When individual compensation decisions are not being considered, the Committee typically meets in the presence of our Chairman, President and Chief Executive Officer, and our General Counsel and Corporate Secretary. Depending upon the agenda for a particular meeting, the Committee may also invite other officers, the Company’s compensation consultant, and a representative of the Committee’s compensation consultant to participate in Committee meetings. The Committee also regularly meets in executive session without management to discuss other matters.

Role of Compensation Consultant. The Committee’s Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee, and all assignments are directed by the Committee Chairman. For 2013, the Committee engaged Meridian Compensation Partners, LLC (Meridian) to assist the Committee in assessing and determining competitive compensation packages for our executive officers. Meridian did no other work for the Company in 2013. Prior to Meridian providing any services in 2013, the Committee assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

In this capacity, Meridian, at the Committee’s request and under the direction of the Committee Chairman, provides input on our compensation program and structure generally and makes recommendations on the program design. Meridian also assembled information regarding comparable executive positions among independent oil and natural gas producers. Meridian’s data for 2013 was based primarily on survey sources, and to a lesser extent on data compiled from the public filings of a peer group of various companies.

Compensation Benchmarking Peer Group. The chart below identifies the members of our 2012 and 2013 compensation benchmarking peer groups. In determining each peer group, the Committee focuses on similarly situated upstream oil and gas producers as the Company’s indicative labor market for talent. In selecting companies within that industry sector the Committee considers each company’s market capitalization, asset size, asset mix and revenues but focuses primarily on enterprise value to establish comparable scope. For 2013, due to the significant increase in the enterprise value of the Company, the Committee revised the peer group for compensation benchmarking. As of December 31, 2013, the Company’s enterprise value ranked in the middle range of the peer group.

Company Name	2012 Peer Group	2013 Peer Group
Cabot Oil & Gas Corporation	Ö	Ö
Concho Resources Inc.	Ö	Ö
Continental Resources, Inc.		Ö
Cimarex Energy Co.	Ö
Denbury Resources Inc.	Ö	Ö
Devon Energy Corporation		Ö
Encana Corporation		Ö
EOG Resources, Inc.		Ö
Marathon Oil Corporation		Ö
Newfield Exploration Company	Ö	Ö
Noble Energy, Inc.	Ö	Ö
Pioneer Natural Resources Company	Ö	Ö
Plains Exploration & Production Company*	Ö
QEP Resources, Inc.	Ö	Ö
Range Resources Corporation	Ö	Ö
SM Energy Company	Ö
Southwestern Energy Company	Ö	Ö
Talisman Energy Inc.		Ö
Ultra Petroleum Corp.	Ö
Whiting Petroleum Corporation	Ö

*	Plains Exploration & Production Company merged with Freeport-McMoRan Copper & Gold Inc. in 2013 and is no longer included.

The Committee selects a different peer group for purposes of evaluating the Company’s relative unitholder return. Please see page 20. That peer group, currently composed of EV Energy Partners, L.P., Crestwood Equity Partners LP (formerly Inergy, L.P.), Buckeye Partners, L.P., El Paso Pipeline Partners, L.P., Breitburn Energy L.P., Magellan Midstream Partners, L.P. and Nustar Energy L.P., reflects management’s and the Committee’s view that this group of master limited partnerships have historically been the peer group we believe analysts and investors follow most closely when comparing our total return.

The Company also employs an individual as a consultant to support us in managing our executive compensation process. Our consultant did not provide any other services to us in 2013.

Role of Executive Officers. Except with respect to his own compensation, our Chairman, President and Chief Executive Officer, with assistance from the Company’s consultant, plays an important role in the Committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:

•	evaluating performance;

•	recommending EICP award targets and quantitative and qualitative performance measures under our EICP;

•	recommending base salary levels, actual EICP awards and LTIP awards; and

•	advising the Committee with respect to achievement of performance measures under the EICP.

Our Executive Compensation Program

Compensation Objectives. Our executive compensation program is intended to align the interests of our executive officers with your interests as unitholders by motivating our executive officers to focus on those actions which achieve strong financial and operating results and ultimately grow our Company. We believe that profitable growth, both organically and through acquisitions, drives our ability to maintain and increase your distribution. The alignment of interests between you and our executive officers is primarily reflected through our executive officers’ participation in our EICP and LTIP. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is supported by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.

Compensation Strategy. To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, industry experience and professional accomplishments required for us to continue to grow and develop. Further, we seek to attract and retain qualified executive officers during a time when our industry is undergoing unprecedented growth in size and number of competing organizations, with a resulting increase in demand for qualified executives. We seek to align executive compensation with your interests by placing a significant portion of total direct compensation “at risk.” “At risk” means the executive officer will not realize full value unless 1) for EICP awards, performance goals are achieved, approximately 65% of which are directly tied to the Company’s quantitative performance targets, 2) for restricted units, we maintain or increase both our unit price and per unit distribution and 3) for the newly implemented performance units, we achieve at least a median ranking among our performance peers in total unitholder returns. To appropriately incentivize our executive officers to take a long-term view, unit based awards under our LTIP are the largest component of our “at risk” compensation.

Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our EICP based upon the achievement of specific Company performance objectives, and (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders.

To ensure that our total compensation package is competitive, Meridian develops an assessment of industry compensation levels through both an analysis of survey data and information disclosed in compensation peer companies’ public filings. While the Committee considers this data when assessing the reasonableness of our executive officers’ total compensation, it also considers a number of other factors including: (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the individual performance of the executive, and (iv) the relative compensation levels among our executive officers. There is no pre-established policy or target for the Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and short-term compensation in the form of base salary and EICP awards. The allocation is at the discretion of the Committee and generally is based upon an analysis of how our peer companies use long-term and short-term compensation to compensate their executive officers. Each year the Committee reviews this peer company data when setting EICP targets and LTIP awards for that year but also considers other factors when granting LTIP awards, including Company performance and the individual Named Officer’s performance.

2013 Executive Compensation Components

For 2013, the principal components of compensation for Named Officers were:

•	Short term compensation:

•	base salary

•	employee incentive compensation plan

•	Long-term equity compensation in the form of restricted units

•	Other benefits

Short Term Compensation

Base Salary

We provide Named Officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities. Each of our Named Officers has an employment agreement that provides for a minimum level of base salary and upward adjustments at the discretion of the LINN Board. For a summary of the material terms of the Named Officers’ employment agreements, please see “Narrative Disclosure to the 2013 Summary Compensation Table.”

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibilities. During its review of base salaries for executive officers, the Committee primarily considers:

•	survey and published peer data provided by the Committee’s independent compensation consultant;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	recommendations by our Chairman, President and Chief Executive Officer (on executives other than himself).

For 2013, after reviewing peer data and considering the other factors mentioned above under “Compensation Strategy,” the Committee increased the base salary of each of our Named Officers to maintain base salary around the median of our peers.

Employee Incentive Compensation Program

EICP Award Targets

Our EICP is an annual cash incentive program which provides guidelines for the calculation of annual cash incentive based compensation. The EICP program is intended to focus on and reward achievement of near term financial, operating and strategic priorities that we believe drive long-term value for unitholders. The Committee reviews peer data and internal parity in setting EICP award targets and for 2013 set EICP award targets for each Named Officer as a percentage of base salary.

EICP award targets for our Named Officers in 2013 were set as follows:

Named Officer	% of Base Salary
Mark E. Ellis	100%
Kolja Rockov	90%
Arden L. Walker, Jr.	90%
David B. Rottino	80%
Charlene A. Ripley	80%

Performance Measures

In early 2013, the Committee established 1) targets for quantitative performance measures based on our 2013 budget targets and budget ranges (other than unitholder return) and 2) qualitative strategic pathways designed to align with our strategy and future vision for the Company. To ensure the right level of focus on the quantitative performance measures, the Committee decided to weight the quantitative measures at 65% and the qualitative measures at 35% in the determination of the total EICP payout.

To provide the Committee the flexibility it needs to adjust for and react to macroeconomic events, such as dramatic changes in commodity prices or volatile capital markets, or to consider Company performance not otherwise reflected in the pre-established performance measures, the Committee prefers not to rely on a purely formulaic approach based on pre-established thresholds resulting in automatic payouts. No payment level is guaranteed. The Committee always retains discretion to determine awards as it thinks appropriate given all the circumstances at the time of award. See “Actual Results” below for the specific 2013 quantitative performance measures and budget targets and the qualitative strategic pathways. To determine the EICP payout levels for 2013, the Committee reviewed 1) the Company’s performance on the quantitative performance measures described below, and 2) the Company’s progress on and achievement of the qualitative strategic pathways.

Quantitative Performance Measures

For 2013, 65% percent of each Named Officer’s EICP Award opportunity was based on the Company’s performance with respect to the following measures set at the beginning of 2013:

a)	Operations – measured by actual production volumes, total cash costs (including lease operating expenses and general and administrative expenses) and cash costs on a per mcfe basis, each as compared to our budget;

b)	Ability to Pay Distribution – measured by:

1.	our cash flow per unit (defined below) compared to our budget for 2013; and

2.	our Distribution Coverage Ratio (defined below) as compared to our budget for 2013; and

c)	Relative Unitholder Return – measured by our total return for fiscal year 2013 compared to that of a peer group of energy master limited partnerships, selected due to management’s and the Committee’s view that these companies have historically been the peer group we believe analysts and investors follow most closely when comparing our total return. Similar to prior years, the Committee evaluated annual unitholder performance against the following peer group: EV Energy Partners, L.P., Crestwood Equity Partners LP (formerly Inergy, L.P.), Buckeye Partners, L.P., El Paso Pipeline Partners, L.P., Breitburn Energy L.P., Magellan Midstream Partners, L.P. and Nustar Energy L.P.

For purposes of determining performance relative to executive compensation, we define cash flow per unit as our net cash provided by operating activities plus discretionary adjustments considered by the LINN Board (other than discretionary reductions for a portion of oil and natural gas development costs) divided by the number of units outstanding. We define Distribution Coverage Ratio as net cash provided by operating activities plus discretionary adjustments considered by the LINN Board divided by total distributions to unitholders.

In setting the measures in January 2013, the Committee determined that the measures above should be weighted equally because the Committee believed that each was a factor important to the Company’s overall performance and none should be given more importance or weight than the others. See “Actual Results” below for how the Committee actually considered the objectives.

Qualitative Strategic Pathways

The other 35% of the EICP award opportunity was based on our achievement of or progress made on the following qualitative strategic pathways, which were recommended by management and reviewed by the Committee in January 2013:

a) Consistent Operational Results and Execution;

b) Acquisitions Excellence;

c) Culture – People Development and Growth; and

d) Access to Capital/Optimizing Capital Structure.

Actual Results

65% of the total EICP award opportunity is allocated to the quantitative performance measures described above. Upon completion of the fiscal year, the Committee reviewed and assessed our performance for each quantitative measure relative to our original budget, and as revised throughout the year (other than unitholder return) and made a subjective determination with respect to the Company’s achievement as compared to those metrics.

Results for 2013 were as follows:

	Revised Budget Target*		Revised Budget Range*		2013 Estimated Performance as of January 2014 (1)
Operations
Volumes (MMcfe/day)	843		780-906		811
Total Cash Costs (Lease Operating Expenses and General and Administrative Expenses) (in millions)	$552		$525-$579		$530
Cash Costs per Mcfe (Lease Operating Expenses and General and Administrative Expenses) ($/Mcfe)	$1.80		$1.93-$1.67		$1.79
Ability to Pay Distributions
Cash Flow/Unit	$4.67		$4.20-$5.14		$4.82
Distribution Coverage Ratio	0.95	x	.85x-1.05	x	0.98	x

*	Budget targets and ranges were updated throughout the year to reflect acquisitions and divestitures but do not include the expected impact of the Berry acquisition.
(1)	The Committee based its decisions on estimates of 2013 performance available at the January 2014 Committee Meeting. Actual final results were released in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Earnings Release, filed on Current Report on Form 8-K, each filed on February 27, 2014.

Relative Unitholder Return. The below chart reflects our unitholder return in 2013 compared to what has been a consistent group of energy master limited partnerships over the last one, three and five year periods.

This information was compiled by us using publicly available information. The charts above do not represent the annual performance graph required by Item 201(e) of Regulation S-K, which can be found in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014.

In reviewing the quantitative measures, the Committee focused on:

1)	our exceeding our revised budget targets in cash flow per unit and distribution coverage ratio;

2)	our cost reduction efforts resulting in lower than budgeted costs;

3)	our lower than budgeted volumes resulting from operational challenges;

4)	our negative total unitholder return for 2013; and

5)	our current unit price, which had rebounded from lows earlier in the year.

The Committee then reviewed our performance relative to the qualitative strategic pathways, which comprise the other 35% of the total EICP award opportunity, and determined the following with respect to those objectives:

Objective	Outstanding Results	Positive Results Despite Challenges
Consistent Operational Results and Execution		✓
Acquisitions Excellence	✓
Culture – People Development and Growth	✓
Access to Capital/Optimizing Capital Structure		✓

In reviewing the qualitative measures, the Committee reviewed examples of our success in each category and focused on:

1)	Our ability to execute, close and begin integration of the Berry acquisition despite significant obstacles and challenges, including lengthy regulatory review, the announcement of an informal inquiry by the Securities and Exchange Commission and multiple shareholder class action lawsuits;

2)	Our ability to structure innovative methods of financing despite reduced access to capital markets;

3)	Our success in lowering costs and maintaining safe and environmentally sound operations; and

4)	Our focus on maintaining a strong corporate culture and retaining employees through a challenging period of negative publicity for the Company.

In addition to reviewing the results of the quantitative and qualitative measures with a focus on the above mentioned factors and considering the objectives of the Company’s compensation program, the Committee used its subjective discretion and determined that an overall award of 95% of each Named Officer’s EICP award target was appropriate.

Generally, the Committee believes that the Company’s performance is a reflection of executive officer performance in total. The Committee may, however, apply discretion upward or downward to reflect individual performance. For 2013, the Committee did not make any differentiation in EICP awards due to individual performance; thus each Named Officer received approximately 95% of his or her EICP award target. As an example, Mr. Rockov, whose EICP award target was 90% of his base salary, received an award of approximately 85.5% of his base salary.

Long-Term Incentive Compensation

Our LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and other employees to increase their stake in our company through grants of our units based on a three-year vesting period. Long-term incentive awards benefit the Company by:

•	enhancing the link between the creation of unitholder value and long-term executive incentive compensation;

•	maintaining significant forfeitable equity stakes among executives thereby fostering retention; and

•	maintaining competitive levels of total compensation.

LTIP awards are typically made in January and have been intended primarily as forward looking long-term incentives. In determining the size of the awards generally, the Committee uses peer data as a guide and targets the total value of each grant such that each Named Officer’s LTIP award, when combined with base salary and bonus, would place the executives’ total direct compensation between the median and 75th percentile of similarly situated executives in our compensation peer group, depending on Company performance; however, the Committee also considers our performance in the prior year in determining the ultimate size of the award. The Committee always has discretion to award above the 75th percentile in years where it determines that exceptional performance is achieved and below the median of the peer group in years of poor performance or when economic conditions dictate.

In determining the 2013 individual awards, the Committee considered the industry market data, our performance for the previous year, its subjective evaluation of the individual performances of each Named Officer, the relative responsibilities of each Named Officer role, and how each Named Officer contributed to our achievement of quantitative and qualitative performance measures.

In 2013, the Committee granted all of its awards as restricted units. The Committee believes that granting restricted units results in a simple, straightforward LTIP program and closely aligns the Company with how other energy master limited partnerships are currently using long term incentive awards. Because our Named Officers receive distributions on vested and unvested units at the same rate as all our unitholders, the Committee believes that restricted units closely align management’s interests with those of our unitholders, by providing incentive to maintain or increase the level of distributions. Due to the fact that the number of units available under the LTIP was constrained at the beginning of 2013, restricted unit grants to Named Officers were determined in January 2013, but were not made until December 2013 following the approval of an amendment to our LTIP to increase the number of units available for award. Earlier in 2013, when the Committee approved the level of grants to be made, the award levels determined were intended to be above-market awards to recognize the Company’s success in 2012. These awards fell in line with the Committee’s usual practice of awarding at levels to place total annual compensation between the median and 75th percentile at the time of determination but were below that level when actually awarded due to the unit price on the December grant date. The following table shows the intended value of the January awards, the associated number of units and the actual value of those awards when granted in December 2013.

Named Officer	Value of 2013 Award on Determination Date (1)	Number of Units Awarded	Grant Date Fair Value on December 16, 2013
Mark E. Ellis	$6,500,012	177,985	$5,245,218
Kolja Rockov	$2,500,013	68,456	$2,017,398
Arden L. Walker, Jr.	$2,500,013	68,456	$2,017,398
David B. Rottino	$1,500,022	41,074	$1,210,451

(1)	Value of award on determination date is not the fair value of the award on the determination date of January 23, 2013, but rather is the value calculated by multiplying the number of units awarded to such Named Officer by a $36.52 (the weighted average closing price for the Company’s units for 20 days comprised of the last 10 trading days in December 2012 and the first 10 trading days in January 2013), which was the multiplier used by the Company to determine the number of units to award all employees of the Company.

Restricted Unit Awards

For our Named Officers, our Executive Restricted Unit Grant Agreement provides for vesting in equal installments over three years and provides that upon termination of employment with us (a) by the Company other than for Cause, (b) by the officer with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), all restrictions lapse and the grant immediately vests in full. Additionally, in the event of a change in control, the grant vests automatically and immediately in full upon the change in control.

Participants, including Named Officers, who receive restricted unit grants under the LTIP receive monthly distributions on all the units awarded (whether vested or unvested), with the units being retained in our transfer agent’s custody and subject to restrictions on sale or transfer until vested. The Committee does not include amounts received from monthly cash distributions in its calculations of total direct compensation for comparison to our compensation peer group.

Performance Unit Awards

In January 2014, the Committee implemented a new Performance Unit program that was intended to replace 25% of the annual restricted unit award and granted the Named Officers a new award of performance units. Our Executive Performance Unit Grant Agreement provides for a target number of units that will vest after a predetermined period of time based on the Company’s relative unitholder return against a performance peer group of comparably sized energy industry master limited partnerships. The initial 2014 award vests 50% after two years and 50% three years from the award date. On such vesting dates, the number of units that are actually issued will increase or decrease by a multiplier, which is based on the relative total unitholder return of the Company’s units versus the total shareholder return of a peer group of master limited partnerships. The ranking is determined by comparing the change in the trading price of the Company’s units during such vesting period plus any distributions during such vesting period against our peers’ change in the trading price of their equity during such vesting period plus any distributions, during the same vesting period.

The table below describes the payout multipliers (as a percent of the awarded units) associated with LINN’s unitholder return rank within the performance peer group:

Performance Ranking	Multiplier
90th percentile or above	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
40th percentile	75%
30th percentile	50%
Below 30th percentile	0%

The Executive Performance Unit Grant Agreement provides that upon termination of employment with us (a) by the Company other than for Cause or (b) by the officer with Good Reason (as those terms are defined in the Executive’s employment agreement and described below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant vests on the originally scheduled vesting date at the performance level multiplier applicable on that date. If employment terminates by reason of death or Disability (as those terms are defined in the Executive’s employment agreement and described below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grant immediately vests at the target level. Additionally, in the event of a change in control, the grant vests on the change in control date with the multiplier determined as if the vesting period ended on the change in control date instead of the originally scheduled date.

Participants who receive target performance units under the LTIP will receive additional performance units in lieu of any cash distributions on the unvested units awarded, in an amount equal to the value of such cash distribution divided by the fair market value of a unit on the record date for such distribution and such increased amount of units shall be deemed the target performance units.

Option Awards

Options, when awarded, are awarded at the NASDAQ closing price of our units on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of our units on the grant date, nor has it granted options which are priced on a date other than the grant date and does not reprice options after issuance.

Other than the special incentive options awarded in October 2012 to recognize and reward the creativity and effort involved in the success of the IPO of LinnCo, Named Officer options granted by the Committee generally vest in equal installments over the first three years of the ten-year option term, with the vesting date scheduled in January of each year. Upon termination of the Named Officer’s employment with us (a) other than for Cause, (b) by the grantee with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined below under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the option grant automatically and immediately vests in full. Prior to the exercise of a unit option, the holder has no rights as a unitholder with respect to the units subject to such unit option, including voting rights or the right to receive distributions.

Unit Ownership Guidelines

In August 2009, the Committee adopted minimum unit ownership guidelines for our executive officers and independent directors. Each of our Named Officers is required to own such number of units representing a value that is the multiple of his or her base salary listed below:

•	Chairman, President and Chief Executive Officer: 5 times base salary

•	Executive Vice Presidents: 4 times base salary

•	Senior Vice Presidents: 3 times base salary

Our independent directors are required to own units representing a value that is three times the annual cash retainer for independent directors. The calculation of the applicable number of units is determined as of the last day of the fiscal year based on the average high and low closing price of the Company’s units on the NASDAQ Global Select Market for the prior 12 months and salary or cash retainer in effect as of the last day of the year. The Committee has discretion to allow sufficient time to permit the Named Officer or director to regain compliance with these guidelines should he or she fall out of compliance due to fluctuating unit price. The Committee believes that continued unit ownership by executives and independent directors helps tighten the alignment among the interests of board members, executives, and unitholders and demonstrate the Named Officers’ and directors’ confidence in the Company.

Restrictions on Pledging and Derivative Transactions

In January 2013, the LINN Board approved certain amendments to the Company’s Policy on Trading in Securities which 1) restrict a Named Officer from pledging any Company securities that are subject to the Unit Ownership Guidelines described above and 2) prohibit any kind of derivative transaction involving Company or LinnCo securities.

Other Benefits

Termination Arrangements and Change in Control Provisions

We maintain employment agreements with our Named Officers to encourage their continued service during the term of the agreement. These agreements are described in more detail elsewhere in this Proxy Statement. Please read “Narrative Disclosure to the 2013 Summary Compensation Table.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions as outlined in the applicable agreement, such as following a change in control, termination by us without cause, termination by the Named Officer for Good Reason, termination by us for “cause,” death or Disability.

The employment and other compensatory agreements between us and our Named Officers and the related severance provisions are designed to meet the following objectives:

•	Change of Control. In certain scenarios, a merger or acquisition of the Company by another person may be in the best interests of our unitholders. We provide severance compensation to the Named

Officers if such officer’s employment terminates following a change of control transaction to promote the ability of the officer to act in the best interests of our unitholders even though his or her employment could be terminated as a result of the transaction.

•	Termination without Cause. If we terminate the employment of certain executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change of Control” below. We believe these payments are appropriate because the terminated officer is generally bound by confidentiality obligations for five years, and nonsolicitation and non-compete provisions for one year after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the Company and its unitholders.

Perquisites

We believe in a simple, straight-forward compensation program and as such, Named Officers have not in the past been provided unique perquisites or other personal benefits. The Committee periodically reviews our charitable contributions, the use of aircraft, vehicles and potential perquisites that could result in personal benefits to our Named Officers. Other than as described below, consistent with the Committee’s general strategy, no perquisites or other personal benefits exceeded $10,000 for any of our Named Officers in 2013.

Private Aircraft

Other than our Chairman, President and CEO, Named Officers and employees are discouraged from personal use of company leased aircraft. In an effort to provide for maximum efficiency and security in his travel, the Committee elected to provide 35 hours of flight time on company paid private aircraft in 2013 to our Chairman, President and CEO, at an approximate value of $350,000.

Tax Preparation

In an effort to provide for consistent personal income tax treatment among our Named Officers, the Committee authorized reimbursement, in an amount up to $10,000 per year, for personal income tax preparation services for each of our Named Officers.

Retirement Savings Plan

All employees, including our Named Officers, may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Employees, including Named Officers, can contribute the maximum amount allowed by law. We currently make a matching contribution equal to 100% of the first 6% of eligible compensation contributed by the employee on a before-tax basis. As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Nondiscriminatory Health and Welfare Benefits

All eligible employees, including our Named Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Tax and Accounting Implications

Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the principal executive officer, the principal financial officer and the three additional most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. As part of its role, the Committee reviews and considers the deductibility of executive compensation; however, due to our status as a publicly traded partnership for tax purposes rather than a publicly held corporation, we believe that the provisions of Section 162(m) are inapplicable to us.

Code Section 280G and Code Section 4999. We consider the impact of Sections 280G and 4999 of the Code in determining our post-termination compensation, and provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our executive officer employment agreements, change of control plan and incentive plans, each to the extent they are subject to Section 409A, to be in compliance with Section 409A.

Accounting for Unit-Based Compensation. The Company recognizes expense for unit-based compensation over the requisite service period, in an amount equal to the fair value of unit-based payments granted.

Unitholder Advisory Vote on Executive Compensation

In 2011, our Unitholders approved a triennial non-binding advisory vote on executive compensation. As such, we had no advisory vote on executive compensation at our 2013 annual meeting of unitholders.

2013 LINN SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid for the fiscal year ended December 31, 2013 to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, the Named Officers). In this section and the sections entitled “2013 LINN Grants of Plan Based Awards,” “LINN Outstanding Equity Awards at December 31, 2013,” “2013 LINN Option Exercises and Units Vested,” “LINN Pension Benefits,” “LINN Non-Qualified Deferred Compensation” AND “LINN Potential Payments Upon Termination or Change of Control,” the terms “LINN,” “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Unit Awards ($) (2)	(f) Option Awards ($) (2)	(g) Non-Equity Incentive Plan Compensation ($) (3)	(h) All other Compensation ($) (4)	(i) Total ($) (5)
Mark E. Ellis Chairman, President and Chief Executive Officer	2013 2012 2011	850,000 775,000 750,000	— — —	5,245,218 5,080,407 7,201,460	— 5,043,835 —	807,500 1,434,000 1,000,000	375,300 125,000 79,700	7,278,018 12,458,242 9,031,160
Kolja Rockov Executive Vice President and Chief Financial Officer	2013 2012 2011	475,000 430,000 415,000	— — —	2,017,398 2,032,170 2,469,071	— 2,123,720 —	406,000 716,000 470,000	25,300 25,000 14,700	2,923,698 5,326,890 3,368,771
Arden L. Walker, Jr. Executive Vice President and Chief Operating Officer	2013 2012 2011	475,000 430,000 415,000	— — —	2,017,398 2,032,170 2,057,566	— 2,123,720 —	406,000 716,000 470,000	25,300 25,000 14,700	2,923,698 5,326,890 2,957,266
David B. Rottino Executive Vice President and Chief Accounting Officer	2013 2012 2011	425,000 390,000 375,000	— — —	1,210,451 1,219,317 1,646,060	— 1,592,790 —	323,000 578,000 375,000	25,300 25,000 14,700	1,983,751 3,805,107 2,410,760
Charlene A. Ripley (1) Senior Vice President and General Counsel	2013 2012 2011	425,000 390,000 375,000	— — —	— 1,219,317 1,646,060	— 1,592,790 —	— 578,000 375,000	25,300 25,000 14,700	450,300 3,805,107 2,410,760

(1)	Effective February 27, 2013, Ms. Ripley resigned her position as Senior Vice President and General Counsel.
(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of awards granted under our LTIP, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, included in our Form 10-K.
(3)	The amounts in column (g) reflect the cash awards approved by the Compensation Committee under our EICP for performance in 2011, 2012 and 2013. The 2011 amounts were not actually paid until February 2012, the 2012 amounts were not actually paid until February 2013 and the 2013 amounts were not actually paid until February 2014.
(4)	For each Named Officer, the amount shown in column (h) reflects (1) matching contributions allocated by us to each of our Named Officers pursuant to the Retirement Savings Plan (which is more fully described under the heading “ – Other Benefits”) and (2) $10,000 paid by us for reimbursement of certain tax preparation expenses. Mr. Ellis’s 2013 amount also includes approximately $350,000 paid by us for personal usage of company-leased aircraft.
(5)

Distributions paid during 2013 on issued, but unvested units pursuant to the equity awards are not shown in column (i) because the fair value shown in column (e) reflects the value of distributions. Distributions are paid to our Named Officers at the same rate as all unitholders, currently $2.90 per unit on an annualized basis. Distributions paid in 2011, 2012 and 2013 are shown below.

Executive	2013 ($)	2012 ($)	2011 ($)
Mark E. Ellis	959,791	857,810	814,447
Kolja Rockov	365,674	319,989	317,393
Arden L. Walker, Jr.	355,372	287,477	242,614
David B. Rottino	223,527	197,708	189,200
Charlene A. Ripley	55,890	202,916	210,848

Narrative Disclosure to the LINN 2013 Summary Compensation Table

Mark E. Ellis, Chairman, President and Chief Executive Officer.

We entered into a First Amended and Restated Employment Agreement with Mr. Ellis, effective December 17, 2008, as amended effective January 1, 2010, that provides for an annual base salary not less than $600,000, subject to annual review and upward adjustment by the Compensation Committee. Mr. Ellis is entitled to receive incentive compensation payable at the discretion of the Compensation Committee. The Compensation Committee may set, in advance, an annual target bonus. Mr. Ellis is eligible for awards under the LTIP at the discretion of the Compensation Committee. Under the LTIP and the related grant agreements, Mr. Ellis receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.90 per unit on an annualized basis.

Mr. Ellis’s agreement contains certain confidentiality and non-compete obligations that restrict his ability to compete with our business for up to one year following his termination, unless the termination occurs within the change of control period (as defined in the agreement).

Kolja Rockov, Executive Vice President and Chief Financial Officer.

We entered into a Third Amended and Restated Employment Agreement with Mr. Rockov, effective December 17, 2008, that provides for an annual base salary of not less than $285,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rockov’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer.

We entered into a First Amended and Restated Employment Agreement with Mr. Walker, effective December 17, 2008, and as amended on April 26, 2011, that provides for an annual base salary of $415,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Walker’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

David B. Rottino, Executive Vice President, Business Development and Chief Accounting Officer.

We entered into a Second Amended and Restated Employment Agreement with Mr. Rottino, effective December 17, 2008, that provides for an annual base salary of $235,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rottino’s compensation under the agreement are the same as Mr. Ellis’s employment agreement.

Charlene A. Ripley, Senior Vice President and General Counsel.

LINN entered into a First Amended and Restated Employment Agreement with Ms. Ripley, effective December 17, 2008, that provides for an annual base salary of $255,000, subject to annual review and upward adjustment by the LINN Compensation Committee. The remaining terms governing Ms. Ripley’s compensation under the agreement are the same as Mr. Ellis’ employment agreement. Ms. Ripley’s agreement does not contain confidentiality and non-compete provisions. Effective February 27, 2013, Ms. Ripley resigned her position as LINN’s Senior Vice President and General Counsel.

Please read “Quantification of Payments on Termination” beginning on page 37 for a summary of the compensation upon termination provisions of each Named Officer’s employment agreement.

2013 LINN GRANTS OF PLAN BASED AWARDS

(a) Name	(b) Grant Date (1)	(c) Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($) (2)	(d) All Other Unit Awards: Number of Units (#)	(e) Grant Date Fair Value of Unit and Option Awards ($) (3)
Mark E. Ellis	12/16/2013	850,000	177,985	5,245,218
Kolja Rockov	12/16/2013	427,500	68,456	2,017,398
Arden L. Walker, Jr.	12/16/2013	427,500	68,456	2,017,398
David B. Rottino	12/16/2013	340,000	41,074	1,210,451
Charlene A. Ripley (4)		340,000

(1)	In each case, the grant date is the same as the date of committee approval. The Compensation Committee also approved the following restricted unit grants and performance units to our Named Officers on January 23, 2014:

Executive	Restricted Unit Award	Performance Unit Award
Mark E. Ellis	158,177	52,726
Kolja Rockov	60,837	20,279
Arden L. Walker, Jr.	51,103	17,034
David B. Rottino	48,670	16,223

(2)	In January 2013, the Compensation Committee set EICP targets for 2013 as a percentage of base salary. There is no threshold or maximum payout; the Compensation Committee has discretion to adjust the actual award above or below the target. The amount shown represents the payout at target; the actual awards for 2013 (awarded on January 23, 2014) are shown in column (g) of the Summary Compensation Table.
(3)	The amounts shown in column (e) represent the grant date fair value for each award under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, included in our Form 10-K.
(4)	Effective February 27, 2013, Ms. Ripley resigned her position as LINN’s Senior Vice President and General Counsel and therefore did not receive a grant in 2013.

LINN OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

Name	Option Awards				Unit Awards
	Units Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Units That Have Not Vested (#)	Market Value of Unvested Units ($) (2)
Mark Ellis (3)	50,000	—	32.18	12/18/2016
Mark Ellis (3)	50,000	—	23.61	12/18/2017
Mark Ellis (3)	125,000	—	21.70	1/29/2018
Mark Ellis (3)	135,765	—	15.95	2/4/2019
Mark Ellis (7)	—	950,000	40.01	10/11/2019
Mark Ellis (4)					62,172	1,914,276
Mark Ellis (5)					90,851	2,797,302
Mark Ellis (6)					177,985	5,480,158
Kolja Rockov (3)	111,250	—	21.00	1/19/2016
Kolja Rockov (3)	85,000	—	27.94	12/6/2016
Kolja Rockov (3)	83,350	—	21.70	1/29/2018
Kolja Rockov (3)	88,625	—	15.95	2/4/2019
Kolja Rockov (7)	—	400,000	40.01	10/11/2019
Kolja Rockov (4)					21,316	656,320
Kolja Rockov (5)					36,340	1,118,909
Kolja Rockov (6)					68,456	2,107,760
Arden Walker (3)	50,000	—	33.00	2/5/2017
Arden Walker (3)	45,850	—	21.70	1/29/2018
Arden Walker (3)	57,700	—	15.95	2/4/2019
Arden Walker (7)	—	400,000	40.01	10/11/2019
Arden Walker (4)					17,763	546,923
Arden Walker (5)					36,340	1,118,909
Arden Walker (6)					68,456	2,107,760
David Rottino (3)	50,000	—	24.29	6/9/2018
David Rottino (3)	42,240	—	15.95	2/4/2019
David Rottino (7)	—	300,000	40.01	10/11/2019
David Rottino (4)					14,211	437,557
David Rottino (5)					21,804	671,345
David Rottino (6)					41,074	1,264,668

(1)	Except as otherwise indicated, options expire ten years from date of grant.
(2)	Based on the closing sales price of our units on December 31, 2013 of $30.79.
(3)	These unit options are fully vested as of the date of this Proxy Statement.
(4)	These restricted unit awards vest in three equal installments on January 28, 2012, 2013 and 2014.
(5)	These restricted unit awards vest in three equal installments on January 26, 2013, 2014 and 2015.
(6)	These restricted unit awards vest in three equal installments on January 19, 2014, 2015 and 2016.
(7)	These unit options vest in full on January 19, 2016, and expire seven years from the date of grant.

2013 LINN OPTION EXERCISES AND UNITS VESTED

	Option Awards		Unit Awards
(a) Name	(b) Number of Units Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Units Acquired on Vesting (#)	(e) Value Realized on Vesting ($) (1)
Mark E. Ellis (2)	—	—	146,387	5,687,135
Kolja Rockov (3)	—	—	54,033	2,099,182
Arden L. Walker, Jr. (4)	—	—	46,238	1,796,346
David B. Rottino (5)	—	—	32,993	1,281,778
Charlene A. Ripley (6)	112,275	1,701,508	34,811	1,352,407

(1)	The value realized represents the total fair market value of the shares on the option exercise or unit vesting date reported as earned compensation during 2013.
(2)	Mr. Ellis vested and sold 58,042 units to satisfy statutory federal payroll tax withholding requirements.
(3)	Mr. Rockov vested and sold 19,121 units to satisfy statutory federal payroll tax withholding requirements.
(4)	Mr. Walker vested and sold 15,832 units to satisfy statutory federal payroll tax withholding requirements.
(5)	Mr. Rottino vested and sold 10,250 units to satisfy statutory federal payroll tax withholding requirements.
(6)	Ms. Ripley vested and sold 11,016 units to satisfy statutory federal payroll tax withholding requirements.

LINN PENSION BENEFITS

We do not provide pension benefits for our Named Officers or other employees. Retirement benefits are provided through the Retirement Savings Plan, as discussed previously.

LINN NON-QUALIFIED DEFERRED COMPENSATION

We do not have a non-qualified deferred compensation plan. The Retirement Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (Code).

LINN POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination For Any Reason

Under each of our Named Officer’s employment agreement, regardless of the manner in which his or her employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•	earned, but unpaid base salary;

•	unused vacation pay;

•	amounts contributed and vested through our Retirement Savings Plan; and

•	any other amounts that may be reimbursable by us to the Named Officer under his or her employment agreement.

Payments Made Upon Termination Without Cause or for Good Reason

In addition to the payments described above, in the event of termination by us other than for “Cause” or termination by the executive for “Good Reason” except in the event of a change of control, each Named Officer’s employment agreement provides for severance payments equal to two times the Named Officer’s highest base salary in effect at any time during the 36 months prior to the date of the termination. Each Named Officer will also receive his earned, but unpaid EICP awards determined as follows:

(i) If the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year, then the Named Officer will be deemed to have been awarded 100% of his target EICP award for that year; or

(ii) If the Named Officer was employed for the entire previous year and the Compensation Committee had already finally determined the EICP award for the preceding year by the date of termination, but it had not yet been paid, then the Named Officer will receive the actual amount of the EICP award; plus in either case an amount representing a pro-rata, deemed (assuming an award at 100% of his or her target) EICP award for the fiscal year in which the termination date occurs. We will also pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage after the expiration of the maximum required period under COBRA. The footnotes to the table below describe each Named Officer’s specific severance payments.

In addition, in the event of termination by us other than for “Cause” or termination by the Named Officer for “Good Reason,” all outstanding restricted unit and unit option awards will vest in full.

We will have “Cause” to terminate the Named Officer’s employment by reason of any of the following: a) his or her conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to us (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; b) his or her repeated intoxication by alcohol or drugs during the performance of his or her duties; c) his or her willful and intentional misuse of any of our funds; d) embezzlement by him or her; e) his or her willful and material misrepresentations or concealments on any written reports submitted to us; f) his or her willful and intentional material breach of his or her employment agreement; g) his or her willful and material failure to follow or comply with the reasonable and lawful written directives of the LINN Board; or h) conduct constituting a material breach of our then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, or (B) the Code of Ethics for Chief Executive Officer and Senior Financial Officers, if applicable, provided that in each case the Named Officer knew or should have known such conduct to be a breach.

“Good Reason” will mean any of the following to which the Named Officer will not consent in writing: (i) a reduction in his or her then current base salary; (ii) failure by us to pay in full on a current basis (A) any of the compensation or benefits described in the Named Officer’s employment agreement that are due and owing, or (B) any amounts that are due and owing to the Named Officer under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of the Named Officer’s employment agreement by us; (iv) any material reduction in the Named Officer’s title, authority or responsibilities; or (v) a relocation of the Named Officer’s primary place of employment to a location more than fifty (50) miles from our then current location in Houston, Texas.

If the Named Officer is terminated for “Cause” or voluntarily terminates his or her employment without “Good Reason,” the Named Officer will receive only the amounts identified under “Payments Made Upon Termination For Any Reason.”

Payments Made Upon Death, Disability

In the event of the death or “Disability” of a Named Officer, he or she will receive amounts earned (but unpaid) during his term of employment as described above. In addition, upon the death or “Disability” of a Named Officer, all outstanding restricted units and unit option awards will vest in full. “Disability” means the earlier of (a) written determination by a physician selected by us and reasonably agreed to by the Named Officer that the Named Officer has been unable to perform substantially his or her usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “Disability” as such term is defined in our applicable long-term disability insurance plan.

Payments Made Upon a Termination Following a Change of Control

Our LTIP and the employment agreements with each Named Officer provide certain benefits if his or her employment is terminated by us without Cause (as defined above) or by the Named Officer for Good Reason (as defined above) during the period beginning six (6) months prior to a Change of Control and ending two (2) years following the Change of Control.

In addition to the earned benefits and amounts listed under the heading “Payments Made Upon Termination For Any Reason,” the Named Officer will receive:

•	a lump sum severance payment that ranges from two to three times the sum of the Named Officer’s base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination date, plus the highest EICP award that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control;

•	COBRA continuation coverage as described above upon a termination without “Cause” or for “Good Reason;”

•	his or her earned, but unpaid EICP award determined as described above upon a termination without “Cause” or for “Good Reason;”

•	an amount equal to the excise tax charged to the Named Officer as a result of the receipt of any change of control payments; and

•	all restricted unit and unit options awards held by the Named Officer will automatically vest and become exercisable.

With respect to the definition of “Change of Control,” each of the Named Officers’ employment agreements is the same. “Change of Control” means the first to occur of:

1.	The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of LINN (the Outstanding Linn Energy Equity) or (B) the combined voting power of the then-outstanding voting securities of LINN entitled to vote generally in the election of directors (the Outstanding Linn Energy Voting Securities); provided, however, that, for purposes of this Section 1, the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from LINN, (2) any acquisition by LINN, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by LINN or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section (3)(A), Section (3)(B) or Section (3)(C) below;

2.	Any time at which individuals who, as of the date hereof, constitute the LINN Board (the Incumbent Board) cease for any reason to constitute at least a majority of the LINN Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by LINN’s Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

3.	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving LINN or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of LINN, or the acquisition of assets or equity interests of another entity by LINN or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns LINN or all or substantially all of LINN’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of LINN or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the LINN Board providing for such Business Combination; or

4.	Consummation of a complete liquidation or dissolution of LINN.

Excise Taxes

If any benefits payable or otherwise provided under each Named Officer’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (Excise Tax), then we will provide for the payment of, or otherwise reimburse the executive for, an amount up to such Excise Tax and any related taxes, fees or penalties thereon.

Non-Competition Provisions

The non-competition provisions of the employment agreements of each of the Named Officers are described above in the section of the Proxy Statement titled “Narrative Disclosure to the 2013 Summary Compensation Table.”

Quantification of Payments on Termination

The chart below reflects the amount of compensation to each of our Named Officers in the event of termination of such officer’s employment pursuant to his or her employment agreement and our LTIP. The amount of compensation payable to each Named Officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2013, and thus include amounts earned through such time (other than amounts payable pursuant to our Retirement Savings Plan) and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Officer’s actual separation from us.

Name and Reason for Termination	Severance Pay ($)	Bonus ($) (4)	Health Benefits ($)	Early Vesting of Equity Awards ($) (a)	Estimated Tax Gross Up ($) (5)	Total ($)
Mark E. Ellis (1)
Without cause or good reason	1,700,000	850,000	44,222	10,191,736	—	12,785,958
Change of Control	6,852,000	850,000	66,333	10,191,736	—	17,960,069
Disability, Death	—	850,000	—	10,191,736	—	11,041,736
Kolja Rockov (2)
Without cause or good reason	950,000	427,500	50,536	3,882,988	—	5,311,024
Change of Control	2,977,500	427,500	63,170	3,882,988	—	7,351,158
Disability, Death	—	427,500	—	3,882,988	—	4,310,488
Arden L. Walker, Jr. (2)
Without cause or good reason	950,000	427,500	30,423	3,773,592	—	5,181,515
Change of Control	2,977,500	427,500	30,423	3,773,592	—	7,209,015
Disability, Death	—	427,500	—	3,773,592	—	4,201,092
David B. Rottino (3)
Without cause or good reason	850,000	340,000	43,879	2,373,570	—	3,607,449
Change of Control	2,006,000	340,000	43,879	2,373,570	—	4,763,449
Disability, Death	—	340,000	—	2,373,570	—	2,713,570

(a)	Closing price of units on December 31, 2013 was $30.79. All awards under the LTIP fully vest upon termination without cause, good reason, death, disability or a change of control (as each is defined in the respective employment agreements).
(1)	If Mr. Ellis’ employment is terminated without cause or by employee for good reason, his employment agreement provides that, in addition to the amounts earned but unpaid, (1) he will receive a lump sum severance payment of two times his base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination (Severance Pay), (2) we will pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage for Mr. Ellis for up to six months after the expiration of the maximum required period under COBRA, and (3) all of Mr. Ellis’s granted but unvested awards under the LTIP shall immediately vest.

If Mr. Ellis is terminated without cause or by him for good reason during the period beginning six (6) months prior to a Change of Control and ending two (2) years following a Change of Control (COC Period), he is entitled to the same severance benefits described above, except that (1) the Severance Pay will be three times the sum of a) his highest base salary in effect at any time during the 36-month period immediately preceding termination (Highest Base Salary) and b) his highest annual EICP award in the 36 months prior to the change of control (Highest EICP Award) and (2) the period for continued coverage of medical benefits will be up to eighteen months after the expiration of the maximum period required by COBRA. Mr. Ellis will also receive a gross up of any Excise Tax (Excise Tax Gross Up) and of any Section 409A penalties and interest.

(2)	If either of Mr. Rockov or Mr. Walker is terminated without cause or by him for good reason, his employment agreement provides for severance benefits substantially similar to Mr. Ellis. If Mr. Rockov or Mr. Walker is terminated without cause or by him for good reason during the COC Period, each will be entitled to substantially the same benefits as Mr. Ellis except that 1) his Severance Pay is 2.5 times the sum of his Highest Base Salary and Highest EICP Award and 2) the period for continued coverage of medical benefits will be up to twelve months after the expiration of the maximum required period under COBRA. Mr. Rockov’s and Mr. Walker’s employment agreements include the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.

(3)	If Mr. Rottino is terminated without cause or by him for good reason, the employment agreement provides for severance benefits substantially similar to Mr. Ellis. If Mr. Rottino is terminated without cause or by him for good reason during the COC Period, he will be entitled to substantially the same benefits as Mr. Ellis, except (1) Severance Pay shall be two times the sum of his Highest Base Salary and Highest EICP Award and (2) the period for continued coverage of medical benefits will remain up to six months after the expiration of the maximum required period under COBRA. Mr. Rottino’s employment agreement includes the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.
(4)	The amounts listed under Bonus represent each Named Officer’s target EICP award for 2013. As described above under “-Payments Made Upon Termination Without Cause or for Good Reason,” if the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year (in the hypothetical case presented in the table above, on December 31, 2013), he or she would have received his or her target EICP award. The Compensation Committee determined actual EICP awards for 2013 performance on January 23, 2014; the actual awards for each Named Officer are identified in column (g) of the Summary Compensation Table, but are not reflected in the table above.
(5)	Using a hypothetical termination date of December 31, 2013, we determined that none of our Named Officers would have “excess parachute payments” as defined in Section 280G of the Code; thus none would be entitled to a tax gross up.

PROPOSAL FOUR: RATIFICATION OF LINNCO’S INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee of the LinnCo Board (the LinnCo Audit Committee) has selected KPMG LLP to continue as LinnCo’s independent public accountant for 2014. KPMG LLP has served as LinnCo’s independent public accountant since 2012. The LinnCo Audit Committee has determined to submit KPMG LLP’s selection to shareholders for ratification. Shareholder ratification of the selection of KPMG LLP as independent public accountant for LinnCo for 2013 is not required by LinnCo’s limited liability company agreement. LinnCo is submitting the selection of KPMG LLP to shareholders for ratification as a matter of good corporate practice. If this selection of independent public accountant is not ratified by the affirmative vote of a majority of votes cast by holders of LinnCo common shares entitled to vote at a meeting at which a quorum is present, the LinnCo Audit Committee will reconsider its selection of independent public accountant. LinnCo has been advised that no member of KPMG LLP has any direct or material indirect financial interest in the company or, during the past three years, has had any connection with LinnCo in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for the period from April 30, 2012 (LinnCo’s inception) to December 31, 2012, and for the year ended December 31, 2013, and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for those periods were approximately $325,000 and $300,000, respectively.

Audit-Related Fees

KPMG LLP also received fees for services in connection with our IPO in 2012 and with the acquisition of Berry Petroleum Company in 2013. These fees totaled approximately $225,000 and $825,000 for the years ended December 31, 2012 and 2013, respectively.

Tax Fees

LinnCo incurred no fees for the years ended December 31, 2012 and 2013 for tax-related services provided by KPMG LLP.

All Other Fees

LinnCo incurred no other fees for the years ended December 31, 2012 and 2013 for any other services provided by KPMG LLP.

Audit Committee Approval of Audit and Non-Audit Services

The LinnCo Audit Committee pre-approves all audit and non-audit services to be provided to LinnCo by its independent public accountant in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and may not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the LinnCo Audit Committee for pre-approval.

Required Vote

Under LinnCo’s limited liability company agreement, shareholder ratification of the selection of KPMG LLP as its independent public accountant for 2014 is not required. However, in the event it elects to submit such ratification for shareholder approval, as it has done here, this approval would require the affirmative vote of a majority of votes cast by holders of LinnCo common shares entitled to vote at a meeting at which a quorum is present. The required vote is based on the number of votes cast – not the number of outstanding shares. Your broker may vote in its discretion on this proposal. Broker non-votes and abstentions will not be included in the vote totals and therefore will not have an effect on the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR 2014.

In the event of a negative vote on such ratification, the LinnCo Audit Committee will reconsider its selection. Even if the selection is ratified, the LinnCo Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the LinnCo Audit Committee believes that such a change would be in the best interest of LinnCo and its shareholders.

DIRECTOR COMPENSATION

Officers or employees of LINN who also serve as LinnCo’s directors do not receive additional compensation. Each non-employee director of LinnCo, who is also a director of LINN, receives an annual cash retainer of $15,000 for services as a director of LinnCo. Non-employee directors who are only directors of LinnCo receive an annual cash retainer of $90,000, each paid in four quarterly installments. The LinnCo Audit Committee chair receives an additional $5,000 retainer paid in four quarterly installments. In addition, each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the LinnCo Board or committees thereof. Each director is indemnified by LinnCo for actions associated with being a director to the full extent provided under LinnCo’s limited liability company agreement.

2013 Director Summary Compensation Table

The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended December 31, 2013.

(a) Name (1)	(b) Fees Earned or Paid in Cash ($)
George A. Alcorn	15,000
Stephen J. Hadden	—
Terrence S. Jacobs (2)	115,000
Michael C. Linn	15,000
Joseph P. McCoy	20,000
Linda M. Stephens (2)	105,000

(1)	Mark E. Ellis, our Chairman, President and Chief Executive Officer, is not included in this table as he was an employee in 2013 and thus received no additional compensation for his service as director. Mr. Ellis’s compensation is shown in the Summary Compensation Table above.
(2)	Our Conflicts Committee members, Mr. Jacobs and Ms. Stephens, received a one-time payment of $15,000 in 2013. Mr. Jacobs’ fees also reflect his $10,000 payment as lead director of LinnCo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 24, 2014, the number of shares beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of shares; (ii) the current directors of the LinnCo Board; (iii) each Named Officer; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage of Shares Beneficially Owned(4)
Linn Energy, LLC (1)		(1)	*
FMR LLC (2)	10,315,576		8.03%
Mark E. Ellis (3)	—		*
Kolja Rockov (3)	—		*
Arden L. Walker, Jr. (3)	—		*
David B. Rottino (3)	—		*
George A. Alcorn (3)	—		*
Stephen J. Hadden (3)	18,783		*
Terrence S. Jacobs	—		*
Michael C. Linn (3)	—		*
Joseph P. McCoy (3)	—		*
Linda M. Stephens (3)	1,418		*
All executive officers and directors as a group (13 persons) (4)	20,201		*	%

*	Less than 1% of class based on 128,503,236 shares outstanding as of the Record Date.
(1)	LINN owned 100% of LinnCo’s sole voting share and no LinnCo common shares.
(2)	Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Fidelity Management & Research Company (Fidelity), 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,210,426 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 10,210,426 shares owned by the funds. The ownership of one of these investment companies, Fidelity Small Cap Discovery Fund, amounted to 6,473,303 shares. Fidelity Small Cap Discovery Fund has its principal business office at 245 Summer Street, Boston, Massachusetts 02210.

Additionally, Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 105,150 shares and sole power to vote or to direct the voting of 105,150 shares. Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 105,150 shares.

(3)	The address of each beneficial owner, unless otherwise noted, is c/o LinnCo, LLC, 600 Travis, Suite 5100, Houston, Texas 77002.
(4)	Percentage ownership of executive officer and directors is based on total shares outstanding as of the Record Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of the LinnCo Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, the LinnCo Audit Committee or LinnCo Board (if appropriate) reviews and approves or ratifies or disapproves any related person transaction that is required to be disclosed. In the course of its review of a disclosable related party transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

LinnCo’s Relationship with Linn Energy, LLC

General. After giving effect to our acquisition of Berry and our subsequent contribution of Berry to LINN, we own approximately 38.7% of the outstanding LINN units. LINN controls our management and operations through its ownership of our sole voting share.

Omnibus Agreement. Concurrent with the closing of our initial public offering on October 17, 2012 (the IPO), we entered into an omnibus agreement with LINN pursuant to which LINN agrees to provide us with certain financial, legal, accounting, tax advisory, financial advisory and engineering services. LINN also agrees to pay on our behalf, or reimburse us for, any expenses incurred in connection with securing these services from third parties, as well as printing costs and other administrative and out-of-pocket expenses we incur, along with any other expenses we may have incurred in connection with the IPO or will incur in any future offering of our shares or as a result of being a publicly traded entity, including costs associated with annual, quarterly and other reports to our shareholders, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses and registrar and transfer agent fees. LINN will also provide us with cash management services, including treasury services with respect to the payment of dividends and allocation of reserves for taxes. These cash management services are intended to optimize the use of our cash on hand and to reduce the likelihood of a change in the amount of any dividend paid to our shareholders across periods other than as a result of any change in the amount of distributions paid by LINN. In addition, LINN will indemnify us and our officers and directors for damages suffered or costs incurred (other than income taxes payable by us) in connection with carrying out our activities. Finally, LINN has granted us a license to utilize its trademarks.

Future Offerings. We will purchase from LINN a number of LINN units equal to or greater than the number of shares we sell in any future offering for an amount equal to or less than the net cash proceeds of such offering (after deducting underwriting discounts but before payment of other offering expenses) plus any properties or assets received by us in such offering. As a result, LINN will indirectly bear the cost of any underwriting discounts associated with future offerings of our common shares. In connection with the Berry acquisition, we amended our limited liability company agreement to give effect to certain changes relating to issuances of additional securities by us.

Contribution Agreement. On February 20, 2013, we entered into a contribution agreement, as amended on November 3, 2013 (as amended, the Contribution Agreement), with LINN with respect to the issuance of LINN units to us in connection with the contribution by us of all of the outstanding limited liability company interests in Linn Acquisition Company, LLC, the entity that acquired Berry, to LINN. The Contribution Agreement was consummated on December 16, 2013. Under the Contribution Agreement, at the end of each calendar year 2013, 2014 and 2015, we will work together with LINN in good faith to evaluate whether, in addition to any distribution to which we are entitled with respect to our LINN units, LINN will make one or more special distributions to us solely out of funds available to make “operating cash flow distributions” (as such term is defined in Treasury Regulations Section 1.707-4(b)(2)) to reasonably compensate us for the actual increase in tax liability to us, if any, resulting from the allocation of depreciation, depletion and amortization and other cost recovery deductions using the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), with respect to the assets acquired pursuant to the Contribution Agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership concerning our common units with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us and written representations that no other reports were filed, we believe that all filings required to be made under Section 16(a) during 2013 were timely made, except that Ms. Linda M. Stephens did not timely file a Form 3 upon becoming a director of LinnCo in February 2013. A Form 3 for such event was filed in June 2013.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may propose matters to be presented at shareholders’ meetings, subject to the formal procedures that have been established under our limited liability company agreement. Additionally, shareholders may propose matters to be presented at LINN unitholders’ meetings and may make nominations of persons for election to the LINN Board, subject to the formal procedures that have been established under our limited liability company agreement and the limited liability company agreement of LINN.

Proposals for 2015 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of shareholders of our Company intended to be presented at the Annual Meeting of Shareholders to be held in 2015 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 12, 2014. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Nominations and Proposals for LINN’s 2015 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the Annual Meeting of Unitholders to be held in 2015 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 12, 2014. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, the LinnCo Board shall cause LinnCo, in its capacity as a LINN unitholder, to deliver to the Secretary of LINN any nominations of persons for election to the LINN Board or proposals of business to be considered by LINN unitholders that are provided to LinnCo by a LinnCo shareholder. Such nomination or proposal must be made in accordance with the provisions of the limited liability company agreement of LINN and must be received by the LinnCo Board at least three business days prior to the deadline for providing notice of any such nomination or proposal pursuant to the limited liability company agreement of LINN.

Pursuant to Section 11.13 of LINN’s limited liability company agreement, only nominations and proposals of business made in accordance with the following procedures are eligible for consideration by LINN’s unitholders at an annual meeting of unitholders. Proposals may be made only (i) by or at the direction of the LINN Board or (ii) by any holder of units who is entitled to vote at the meeting, such as LinnCo, and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by LinnCo:

(i) LinnCo must have given timely notice thereof in writing to LINN’s Corporate Secretary;

(ii) such business must be a proper matter for unitholder action under LINN’s limited liability company agreement and the Delaware Act;

(iii) if LinnCo has provided LINN with a solicitation notice, LinnCo must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under LINN’s limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice; and

(iv) if no solicitation notice relating thereto has been timely provided, LinnCo must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

LINN’s limited liability company agreement provides that to be timely, LinnCo’s notice must be delivered to LINN’s Corporate Secretary at LINN’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which LINN first mailed its proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2015 Annual Meeting of Unitholders, LinnCo’s notice should be properly submitted to LINN’s Corporate Secretary at LINN’s principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 12, 2014, but not earlier than November 12, 2014. As such, a LinnCo shareholder’s nomination or proposal should be properly submitted to LinnCo’s Corporate Secretary at LinnCo’s principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 9, 2014, but not earlier than November 12, 2014.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

If a shareholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such shareholder.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as necessary to meet legal requirements.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that receives separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, Attn: Corporate Secretary. We will deliver, promptly upon written request to the Corporate Secretary, a separate copy of the 2013 Annual Report and this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.linnenergy.com, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (281) 840-4110 or write to Investor Relations, 600 Travis, Suite 5100, Houston, Texas 77002.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2014 ANNUAL MEETING

As of the date of this Proxy Statement, the LinnCo Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of shareholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Candice J. Wells
Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 12, 2014

LINNCO, LLC JPMORGAN CHASE TOWER 600 TRAVIS, SUITE 5100 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M69564-P48491 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

LINNCO, LLC			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.			All	All	Except
1.	Approval of the election of each of the six nominees for the Linn Energy, LLC (“LINN”) board of directors.		☐	☐	☐
Nominees:
	01) Mark E. Ellis	04) Michael C. Linn
	02) David D. Dunlap	05) Joseph P. McCoy
	03) Stephen J. Hadden	06) Jeffrey C. Swoveland

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as independent public accountant of LINN for the fiscal year ending December 31, 2014.	☐	☐	☐
3.	To provide a non-binding advisory vote approving LINN’s executive compensation program.	☐	☐	☐
4.	To ratify the appointment of KPMG LLP as independent public accountant of LinnCo, LLC (“LinnCo”) for the fiscal year ending December 31, 2014.	☐	☐	☐

NOTE: I hereby revoke any proxy or proxies previously given to represent or vote LinnCo common shares that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of the proxy card.

For address change/comments, mark here (see reverse for instructions).			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials and Annual Report for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M69565-P48491

LINNCO, LLC

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 22, 2014 11:30 A.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE LINNCO, LLC BOARD OF DIRECTORS

The undersigned appoints Mark E. Ellis and Candice J. Wells, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the common shares of LinnCo, LLC (“LinnCo”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on April 22, 2014 in the manner shown on this form as to the matters listed on the reverse side and as more particularly described in the LinnCo Proxy Statement dated March 12, 2014.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side